Exhibit 99.1

      PolyMedica Reports Results for Fiscal 2007 Second Quarter


    WAKEFIELD, Mass.--(BUSINESS WIRE)--Nov. 7, 2006--PolyMedica
Corporation (NASDAQ: PLMD):

    Highlights:

    -- Revenues for the second quarter of fiscal 2007 were $164.1 million, a 41% increase over the prior year quarter and an increase of 5% over the first quarter;

    -- Earnings per share, including stock-based compensation expense of $0.08 per share, were $0.34, representing a 36% sequential increase over $0.25 reported in the first quarter;

    -- Thus far during the fiscal year, the Company has acquired certain assets of nine diabetes companies serving approximately 57,000 patients, including six acquisitions completed in the second quarter;

    -- Pharmacy revenue was $47.4 million, an increase of 125% over the prior year quarter and an increase of 13% over the first quarter;

    -- To date, the Company's investment in the Medicare Prescription Drug Program (Part D) initiative has resulted in offering prescription drug services to approximately 85,000 patients, and

    -- The Company enters into a pharmacy fulfillment agreement with Medco Health Solutions, Inc.

    PolyMedica Corporation (NASDAQ: PLMD) today reported revenue growth of 41% to $164.1 million in the second fiscal quarter of 2007, compared with $116.4 million for the same period last year. Income from continuing operations, net of taxes, for the quarter was $8.0 million, or $0.34 per diluted share, compared sequentially with $0.25 per diluted share for the previous quarter. The Company recognized $2.9 million of pre-tax stock-based compensation expense ($1.9 million after taxes, or $0.08 per diluted share) during the second quarter of fiscal 2007. Excluding the impact of stock-based compensation expense, earnings per share were $0.42 compared with $0.33 in the first quarter of fiscal 2007. Earnings per share in the second quarter of fiscal 2006 were $0.40.

    Commenting on the Company's quarterly results, President and Chief Executive Officer Patrick Ryan said, "This quarter was an important first step for the Company as we started to translate our revenue growth over the past several quarters into meaningful earnings growth. The Company's decision to focus on our core diabetes business and to invest in the Liberty Part D drug benefit program has resulted in 36% earnings per share growth from the previous quarter, and we have established a good foundation to continue revenue and earnings growth into the future. Our diabetes advertising programs achieved a $296 cost per patient this quarter, and, so far this year, we have acquired nine diabetes businesses that will contribute to consistent growth. In our pharmacy segment, new patient enrollment continues to exceed overall market growth. We are operating in a highly competitive market with sophisticated competitors, and our decision to enter into a fulfillment agreement with Medco will allow us to scale our operations to meet patient demand."

    Mr. Ryan continued, "Our financial position remains strong. We successfully completed a $180 million convertible note offering this quarter that met our goals of reducing ongoing interest costs and enhancing shareholder value. In addition, as expected in connection with the Deficit Reduction Act, Medicare delayed $11.8 million in payments to us at the end of the quarter that we subsequently received in the first week of October. Despite the Medicare payment hold, we still had a strong A/R management quarter with A/R days at 58 at quarter end and cash flow of $21 million so far this year."


Results of Operations for the Second Quarter

Net revenues:
                     Three Months Ended
                ----------------------------
                     Sept. 30,      Sept. 30,             $        %
(in thousands)           2006           2005         Change   Change
                -------------  -------------  -------------  --------
Diabetes        $     116,697  $      95,346  $      21,351       22%
Pharmacy               47,413         21,081         26,332      125%
                -------------  -------------  -------------  --------
Net revenues    $     164,110  $     116,427  $      47,683       41%
                =============  =============  =============  ========


    Net revenues in the second quarter of fiscal 2007 increased 41% to $164.1 million compared with $116.4 million for the same period last year. Diabetes revenue increased $21.4 million, or 22%, from last year primarily due to the 7% increase in diabetes patients and the revenue generated from the fiscal 2006 acquisitions of National Diabetic Pharmacies (NDP) and IntelliCare. Pharmacy revenue increased $26.3 million, or 125%, from last year primarily due to the enrollment of approximately 76,000 patients through September 30, 2006, into the Liberty Part D drug benefit program, offset by a reduction in the Company's historical cash pharmacy business. The provision for sales returns and allowances in the second quarter of 2007 was $3.5 million, or 2.1% of gross revenues, compared with $4.2 million, or 3.5% of gross revenues, in last year's second quarter. The decrease in the amount and the percentage of sales returns and allowances to gross revenues this quarter was primarily attributable to the fiscal 2006 acquisitions of NDP and IntelliCare and the revenue growth of the Pharmacy segment, all of which generate a lower rate of sales returns and allowances.


Gross Margin:
                   Three Months Ended
                ------------------------
                   Sept. 30,    Sept. 30,           $            %
(in thousands)         2006         2005       Change       Change
                -----------  -----------  -----------  -----------
Diabetes        $    66,869  $    55,644  $    11,225           20%
Pharmacy              9,089        7,330        1,759           24%
                -----------  -----------  -----------  -----------
Gross margin    $    75,958  $    62,974  $    12,984           21%
                ===========  ===========  ===========  ===========


    Gross margin in the second quarter increased 21% to $76 million from $63 million for the same period last year. Diabetes gross margin increased $11.2 million and Pharmacy gross margin increased $1.8 million from last year. Gross margin was 46.3% of net revenues this quarter compared with 54.1% last year and 46.4% in the first quarter of fiscal 2007. Diabetes gross margin was 57.3% in the second quarter compared with 58.4% last year and 55.9% last quarter. The decrease in Diabetes gross margin from last year was primarily attributable to the increased revenues generated from the fiscal 2006 acquisitions of NDP and IntelliCare. These businesses report lower gross margin percentages than the Company's historical Diabetes business. The second quarter increase in Diabetes gross margin from the first quarter was primarily due to the continued roll-out of the newest Liberty private-label blood glucose monitoring system. Pharmacy gross margin was 19.2% this quarter compared with 34.8% last year and 20.7% last quarter. The decrease in gross margin in the Pharmacy segment was due to the growth in net revenues attributable to the Liberty Part D drug benefit program that generates a lower product gross margin than the historical Pharmacy business.


Selling, general and administrative expenses:

                                           Three Months Ended
                                        ------------------------
                                           Sept. 30,    Sept. 30,
(in thousands)                                 2006         2005
                                        -----------  -----------
Employee compensation                   $    22,550  $    19,886
Direct-response advertising
 amortization                                12,053       10,487
Depreciation expense                          2,562        1,912
Amortization of intangible assets             3,712        1,515
Provision for doubtful accounts               5,801        4,953
Stock-based compensation                      2,939          408
Other                                        10,598        7,124
                                        -----------  -----------
Selling, general and administrative
 expenses                               $    60,215  $    46,285
                                        ===========  ===========

As a percentage of net revenues                36.7%        39.8%
                                        ===========  ===========


    The $13.9 million increase in selling, general and administrative expense from last year related primarily to headcount and other costs associated with the fiscal 2006 acquisitions of NDP and IntelliCare, increased amortization expense from the thirteen diabetes companies acquired since September 30, 2005, an increase in the amortization of direct-response advertising, and the inclusion of stock-based compensation in the financial statements in fiscal 2007. SG&A expense, in dollars, was similar to the amount reported in the fiscal first quarter of 2007. As a percentage of revenue, SG&A expense in the second quarter was 36.7% compared to 39.8% last year and 38.7% last quarter.

    Other income and expense: Other income and expense increased $2.3 million from last year due to the higher level of debt outstanding during the period and a higher average interest rate. Compared to the first quarter, other income and expense increased $457,000, or 17%, primarily due to increased borrowings under the Credit Facility to fund several patient list acquisitions during the second quarter. The average borrowing rate under the credit facility was 6.9% in the second quarter compared to 6.5% in the first quarter.


Results of Operations for the Six Months Ended September 30, 2006

Net revenues:
                       Six Months Ended
                   ------------------------
                      Sept. 30,    Sept. 30,           $            %
(in thousands)            2006         2005       Change       Change
                   -----------  -----------  -----------  -----------
Diabetes           $   230,480  $   178,516  $    51,964           29%
Pharmacy                89,519       40,439       49,080          121%
                   -----------  -----------  -----------  -----------
Net revenues       $   319,999  $   218,955  $   101,044           46%
                   ===========  ===========  ===========  ===========


    Net revenues for the six months ended September 30, 2006, increased 46% to $320 million compared with $219 million for the same period last year. Diabetes revenue increased $52 million, or 29%, from last year due to the increase in patients and the fiscal 2006 acquisitions of National Diabetic Pharmacies and IntelliCare. Pharmacy revenue increased $49.1 million, or 121%, from last year due to the enrollment of approximately 76,000 patients through September 30, 2006, into the Liberty Part D drug benefit program. This was offset by a decrease in the cash pharmacy business.


Gross Margin:
                       Six Months Ended
                   ------------------------
                      Sept. 30,    Sept. 30,           $            %
(in thousands)            2006         2005       Change       Change
                   -----------  -----------  -----------  -----------
Diabetes           $   130,474  $   106,617  $    23,857           22%
Pharmacy                17,817       13,811        4,006           29%
                   -----------  -----------  -----------  -----------
Gross margin       $   148,291  $   120,428  $    27,863           23%
                   ===========  ===========  ===========  ===========


    Gross margin for the six months ended September 30, 2006, increased 23% to $148.3 million from $120.4 million for the same period last year and was due to the revenue growth in both the Diabetes and Pharmacy segments this year. Diabetes gross margin increased $23.9 million and Pharmacy gross margin increased $4 million from last year. Gross margin was 46.3% of net revenues compared with 55% last year with the decrease attributable to a higher percentage of revenues derived from the Pharmacy segment and revenues derived from the NDP and IntelliCare acquisitions, which generate lower gross margins. Diabetes gross margin was 56.6% compared with 59.7% last year and was primarily attributable to the revenue generated from the acquisitions in fiscal 2006 of NDP and IntelliCare. Pharmacy gross margin was 19.9% compared with 34.2% last year, and the decrease was due to the growth in net revenues attributable to the Liberty Part D drug benefit program that generates a lower gross margin than the historical pharmacy business.

Selling, general and administrative expenses:

                                                 Six Months Ended
                                             ------------------------
                                                Sept. 30,    Sept. 30,
(in thousands)                                      2006         2005
                                             -----------  -----------
Employee compensation                        $    46,909  $    37,551
Direct-response advertising amortization          23,695       20,418
Depreciation expense                               5,076        3,792
Amortization of intangible assets                  6,137        2,865
Provision for doubtful accounts                   11,329        9,525
Stock-based compensation                           5,953          579
Other                                             21,380       13,592
                                             -----------  -----------
Selling, general and administrative
 expenses                                    $   120,479  $    88,322
                                             ===========  ===========

As a percentage of net revenues                     37.7%        40.3%
                                             ===========  ===========


    The $32.2 million increase in selling, general and administrative expense from last year related primarily to increased headcount to support the growth of the diabetes and pharmacy businesses, amortization expense and other general costs associated with the fiscal 2006 acquisitions of NDP and IntelliCare, the acquisitions of certain assets of 13 diabetes companies acquired since September 30, 2005, the inclusion of stock-based compensation in the financial statements in fiscal 2007 and an increase in direct-response advertising amortization.

    Balance Sheet and Cash Flow Highlights

    The Company's cash flows for the six months ended September 30, 2006 and 2005, included the following:

                                    Six Months Ended
                                ------------------------
                                   Sept. 30,    Sept. 30,           $
                                       2006         2005       Change
                                -----------  -----------  -----------
Summary Cash Flow Data:

Cash flows from operating
 activities                     $    20,977  $    29,614  $    (8,637)
Cash flows used for investing
 activities                         (31,602)     (20,110)     (11,492)
Cash flows from (used for)
 financing activities                 8,960      (21,428)      30,388
                                -----------  -----------  -----------
Net change in cash and cash
 equivalents                         (1,665)     (11,924)      10,259
Beginning cash and cash
 equivalents                          9,101       72,246      (63,145)
                                -----------  -----------  -----------
Ending cash and cash
 equivalents                    $     7,436  $    60,322  $   (52,886)
                                ===========  ===========  ===========

Additional Cash Flow/Balance
 Sheet Data:

Purchase of property, plant
 and equipment                  $    (5,004) $    (4,082) $      (922)
Purchase of patient lists and
 other contracts                    (26,598)      (5,210)     (21,388)
Direct response advertising
 expenditures                       (29,312)     (29,612)         300
Proceeds from convertible note
 offering                           180,000            -      180,000
Net purchase of derivative
 instruments                        (26,268)           -      (26,268)
Repurchase of common stock          (29,624)    (151,233)     121,609
Net cash flow from credit
 facility                          (106,400)     135,000     (241,400)
A/R days sales outstanding               58           56
Inventory days on hand                   42           63


    Accounts receivable days sales outstanding for the quarter were 58 days and consistent with the quarter ended June 30, 2006. As discussed last quarter, the Centers for Medicare and Medicaid Services (CMS) suspended all payments between September 22-30, 2006, and this resulted in an increase in accounts receivable of approximately $11.8 million, or six additional DSO days as of September 30, 2006. Inventory days as of September 30, 2006, increased six days to 42 days, compared with 36 days on June 30, 2006, with the increase due to an increase in Pharmacy purchases.


Diabetes Patients
                                                   Three       Twelve
                                                  Months       Months
                                                   Ended        Ended
                                                Sept. 30,    Sept. 30,
                                                    2006         2006
                                             -----------  -----------
Diabetes patients, beginning balance             888,000      852,000
New diabetes patients from marketing
 programs                                         47,000      189,000
New diabetes patients from acquisitions           20,000       42,000
Patient attrition                                (42,000)    (170,000)
                                             -----------  -----------
Diabetes patients as of September 30, 2006       913,000      913,000
                                             ===========  ===========


                                         Three Months Ended
                                -------------------------------------
                                   Sept. 30,     June 30,    Sept. 30,
                                       2006         2006         2005
                                -----------  -----------  -----------
Acquisition cost per patient -
 Marketing                      $       296  $       336  $       283


    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast today, Tuesday, November 7, 2006, at 11:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-888-313-7044. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    For more than a decade, PolyMedica Corporation has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 913,000 active patients. The Company is expanding its portfolio of products and services, from patient education to prescription drugs, to help people better manage their conditions and maintain their health. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Report on Form 10-Q for the period ended June 30, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.


                        POLYMEDICA CORPORATION
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)


                      Three Months Ended         Six Months Ended
                   ------------------------  ------------------------
                      Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                          2006         2005         2006         2005
                   -----------  -----------  -----------  -----------
Net revenues       $   164,110  $   116,427  $   319,999  $   218,955
Cost of sales           88,152       53,453      171,708       98,527
                   -----------  -----------  -----------  -----------

Gross margin            75,958       62,974      148,291      120,428

Selling, general
 and administrative
 expenses               60,215       46,285      120,479       88,322
                   -----------  -----------  -----------  -----------

Income from
 continuing
 operations             15,743       16,689       27,812       32,106
Other income and
 expense                (3,214)        (888)      (5,971)        (575)
                   -----------  -----------  -----------  -----------

Income from
 continuing
 operations
 before income
 taxes                  12,529       15,801       21,841       31,531
Income tax
 provision               4,573        5,735        7,972       11,516
                   -----------  -----------  -----------  -----------

Income from
 continuing
 operations, net
 of income taxes         7,956       10,066       13,869       20,015
                   -----------  -----------  -----------  -----------

Income from
 discontinued
 operations, net
 of income taxes             -       21,429            -       23,640
                   -----------  -----------  -----------  -----------

Net income         $     7,956  $    31,495  $    13,869  $    43,655
                   ===========  ===========  ===========  ===========

Income from
 continuing
 operations, net of
 income taxes, per
 weighted average
 share, diluted    $      0.34  $      0.40  $      0.59  $      0.75

Income from
 discontinued
 operations, net of
 income taxes, per
 weighted average
 share, diluted              -         0.86            -         0.88
                   -----------  -----------  -----------  -----------

Net income per
 weighted average
 share, diluted    $      0.34  $      1.26  $      0.59  $      1.63
                   ===========  ===========  ===========  ===========

Weighted average
 shares, diluted        23,568       25,053       23,553       26,748


                        PolyMedica Corporation
                      Consolidated Balance Sheets
                            (In thousands)


                                                Sept. 30,    March 31,
                                                    2006         2006
                                             -----------  -----------
                                ASSETS

Current assets
  Cash and cash equivalents                  $     7,436  $     9,101
  Accounts receivable, net                       106,609      104,013
  Inventories                                     41,387       34,467
  Deferred income taxes                            4,334        4,334
  Income tax receivable                                -        6,662
  Prepaid expenses and other current assets       13,125        9,896
                                             -----------  -----------

    Total current assets                         172,891      168,473

Property, plant and equipment, net                64,577       64,678
Goodwill                                          64,598       64,488
Intangible assets, net                            47,689       27,228
Direct response advertising, net                  97,270       91,653
Notes receivable                                   9,610        9,548
Other assets                                       9,052        3,249
                                             -----------  -----------

    Total assets                             $   465,687  $   429,317
                                             ===========  ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses      $    49,780  $    47,015
  Current portion, capital lease obligations         561          596
                                             -----------  -----------

  Total current liabilities                       50,341       47,611

Capital lease and other obligations                1,170        1,144
Convertible notes                                180,000            -
Credit facility                                   83,600      190,000
Deferred income taxes                             12,130       31,411
                                             -----------  -----------

    Total liabilities                            327,241      270,166
    Total shareholders' equity                   138,446      159,151
                                             -----------  -----------

    Total liabilities and shareholders'
     equity                                  $   465,687  $   429,317
                                             ===========  ===========



                        PolyMedica Corporation
                       Statement of Operations -
            Reconciliation of Non-GAAP Financial Measures
               (In thousands, except per share amounts)


                                        Three Months Ended
                                        September 30, 2006
                             ----------------------------------------
                                 Reported        Stock-      Adjusted
                                     GAAP         Based      Non-GAAP
                                   Totals  Compensation        Totals
                             ------------  ------------  ------------
Income before income taxes   $     12,529  $      2,939  $     15,468
Income tax provision                4,573         1,073         5,646
                             ------------  ------------  ------------
Net income                   $      7,956  $      1,866  $      9,822
                             ============  ============  ============

Diluted earnings per share   $       0.34  $       0.08  $       0.42
                             ============  ============  ============

Weighted average shares,
 diluted                           23,568        23,568        23,568


                                         Six Months Ended
                                        September 30, 2006
                             ----------------------------------------
                                 Reported        Stock-      Adjusted
                                     GAAP         Based      Non-GAAP
                                   Totals  Compensation        Totals
                             ------------  ------------  ------------
Income before income taxes   $     21,841  $      5,953  $     27,794
Income tax provision                7,972         2,173        10,145
                             ------------  ------------  ------------
Net income                   $     13,869  $      3,780  $     17,649
                             ============  ============  ============

Diluted earnings per share   $       0.59  $       0.16  $       0.75
                             ============  ============  ============

Weighted average shares,
 diluted                           23,553        23,553        23,553


We believe that referring to these non-GAAP totals facilitates a better understanding of our annual operating results.


    CONTACT: PolyMedica Corporation
             Keith W. Jones, Chief Financial Officer, 781-486-8111